EXHIBIT 99.1

BJ’s Restaurants, Inc. Reports Fiscal 2016 Third Quarter Results

Modifies Restaurant Development Plan to Focus on Free Cash Flow Generation in Current Market Environment

HUNTINGTON BEACH, Calif., Oct. 19, 2016 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ:BJRI) today reported financial results for its fiscal 2016 third quarter ended Tuesday, September 27, 2016.

Third Quarter 2016 Highlights Compared to Third Quarter 2015

  Total revenues grew 1.9% to $233.7 million
  Total restaurant operating weeks increased approximately 7%
  Comparable restaurant sales declined 3.4%
  Net income and diluted net income per share were $7.2 million and $0.30, respectively

“Industry-wide third quarter comparable restaurant sales were soft as businesses dependent on consumer discretionary spending were challenged by a variety of macro factors including the timing of the Summer Olympics as well as the current economic uncertainty arising from the political elections,” commented Greg Trojan, President and Chief Executive Officer.  “During the quarter, BJ’s also faced challenging comparable restaurant sales as we lapped our very strong prior year ‘Loaded Burger’ menu introduction.  To combat the soft operating environment, we recently implemented a new menu format and introduced several new menu items focusing on our successful ‘Enlightened Menu’ category featuring new ‘super food’ options.  Additionally, we will be introducing new center-of-the-plate holiday menu combinations during November and December.  Our menu innovation coupled with our new ‘making moments count’ marketing campaign complement our organization-wide commitment to driving sales by providing a higher quality, more differentiated casual dining experience for our guests.”

“In light of the uncertain macro environment we are also taking other near-term measures intended to manage risk, improve future returns and maintain BJ’s strong brand while driving shareholder value.  As such, we are reducing the number of planned fiscal 2017 restaurant openings to 10 to 15 compared to the 17 restaurant openings this year.  We believe the sales headwinds in the industry call for greater resource allocation toward traffic and sales building initiatives.  We anticipate that the expanded free cash flow related to the revised 2017 new restaurant opening schedule will provide added flexibility to our already solid financial foundation and will allow for margin leverage, strategic growth investments in our platform, and the continued return of capital to shareholders.  We also believe the temporary reduction in new openings positions BJ’s to take advantage of potential real estate opportunities in the form of reduced rent and/or better locations over the next 12 to 18 months as a result of several announced restaurant bankruptcies and closures by other concepts.  Given our current robust real estate pipeline and the opportunities we expect to be presented over the next 12 to 18 months, we believe we can quickly increase unit growth once we see improvements in the macro environment.  More importantly, with the continued success of our new restaurants over the last several years, and with only 185 restaurants opened today, we remain confident in the estimated national capacity for 425 BJ’s restaurants, providing a long-term runway for the growth of our concept and the Company.”

In the third quarter of fiscal 2016, BJ’s opened five new restaurants in Pittsburgh, Pennsylvania; Allentown, Pennsylvania; Cleveland, Ohio; Cary, North Carolina; and, Valley Stream, New York.  In the fourth quarter to-date, the Company opened three additional restaurants in La Jolla, California; Wesley Chapel, Florida and Teterboro, New Jersey and expects to open its last two restaurant of the year in Charlottesville, Virginia (next week) followed by Cleveland, Ohio during the first week of December.  Trojan added, “Due to heavy rains in the Ohio Valley region, we are moving the opening of our two Indiana restaurants to the first quarter of fiscal 2017 which will allow all of our team members to be in their home restaurants focusing on taking care of our guests during the busy holiday season.  As a result we expect to open a total of 17 new restaurants this year.”

During the third quarter of 2016, the Company repurchased and retired approximately 0.6 million shares of its common stock for approximately $22.8 million.  Since the Company’s first share repurchase authorization was approved in April 2014, BJ’s has repurchased and retired approximately 6.1 million shares at a cost of approximately $242.9 million.  The Company currently has approximately $107.1 million available under its authorized $350 million share repurchase program.

Investor Conference Call and Webcast
BJ’s Restaurants, Inc. will conduct a conference call on its third quarter 2016 earnings release today, October 19, 2016, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  Senior management will discuss the financial results and host a question and answer session.  In addition, a live audio webcast of the call will be accessible to the public on the “Investors” page of the Company’s website located at http://www.bjsrestaurants.com and a recording of the webcast will be archived on the site for 30 days following the live event.  Please allow 15 minutes to register and download and install any necessary software.

About BJ’s Restaurants, Inc.
BJ’s Restaurants, Inc. currently owns and operates 185 casual dining restaurants under the BJ’s Restaurant & Brewhouse®, BJ’s Restaurant & Brewery®, BJ’s Pizza & Grill® and BJ’s Grill® brand names.  BJ’s Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert.  Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience.  All restaurants feature BJ’s critically acclaimed proprietary craft beers, which are produced at several of the Company’s Restaurant & Brewery locations, its two brewpubs in Texas and by independent third party craft brewers.  The Company’s restaurants are located in the 24 states of Alabama, Arizona, Arkansas, California, Colorado, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Tennessee, Texas, Virginia and Washington. Visit BJ’s Restaurants, Inc. on the Web at http://www.bjsrestaurants.com for locations and additional information.

Forward-Looking Statements Disclaimer
Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby.  Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margin growth in future periods, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods.  These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated.  Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) increases in minimum wage and other employment related costs, including compliance with the Patient Protection and Affordable Care Act and minimum salary requirements for exempt team members, (v) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vi) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other reasons, whether or not accurate, (vii) factors that impact California, where 63 of our current 185 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and distributors,  and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities due to limitations on insurance coverage, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations and licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) legal proceedings, (xix) other general economic and regulatory conditions and requirements, (xx) the success of our key sales-building and related operational initiatives, and (xxi) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.  The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Third Quarter Ended				Nine Months Ended
	September 27, 2016		September 29, 2015		September 27, 2016		September 29, 2015
Revenues	$233,702	100.0%	$229,412	100.0%	$727,431	100.0%	$686,494	100.0%
Costs and expenses:
Cost of sales	59,882	25.6	56,198	24.5	183,091	25.2	169,428	24.7
Labor and benefits	82,034	35.1	78,953	34.4	252,793	34.8	237,444	34.6
Occupancy and operating	50,474	21.6	48,960	21.3	149,691	20.6	143,227	20.9
General and administrative	12,921	5.5	13,620	5.9	41,050	5.6	40,698	5.9
Depreciation and amortization	16,292	7.0	15,093	6.6	47,930	6.6	44,008	6.4
Restaurant opening	2,218	0.9	2,298	1.0	5,216	0.7	5,702	0.8
Loss on disposal and impairment of assets	810	0.3	689	0.3	2,266	0.3	1,713	0.2
Gain on lease termination, net	-	-	(2,910)	(1.3)	-	-	(2,910)	(0.4)
Legal and other settlements	-	-	-	-	369	0.1	-	-
Total costs and expenses	224,631	96.1	212,901	92.8	682,406	93.8	639,310	93.1
Income from operations	9,071	3.9	16,511	7.2	45,025	6.2	47,184	6.9

Other income (expense):
Interest expense, net	(344)	(0.1)	(201)	(0.1)	(1,100)	(0.2)	(710)	(0.1)
Other income, net	378	0.2	(257)	(0.1)	813	0.1	224	0.1
Total other income (expense)	34	-	(458)	(0.2)	(287)	-	(486)	(0.1)
Income before income taxes	9,105	3.9	16,053	7.0	44,738	6.2	46,698	6.8

Income tax expense	1,868	0.8	3,689	1.6	12,068	1.7	12,281	1.8

Net income	$7,237	3.1%	$12,364	5.4%	$32,670	4.5%	$34,417	5.0%

Net income per share:
Basic	$0.30		$0.48		$1.35		$1.33
Diluted	$0.30		$0.48		$1.33		$1.30

Weighted average number of shares outstanding:
Basic	24,091		25,493		24,172		25,926
Diluted	24,486		25,964		24,589		26,466

Percentages reflected above may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	September 27, 2016 (unaudited)	December 29, 2015 (audited)
Cash and cash equivalents	$25,948	$34,604
Total assets	$694,663	$681,665
Total debt	$109,300	$100,500
Shareholders’ equity	$308,554	$316,483

BJ’s Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Third Quarter Ended				Nine Months Ended
	September 27, 2016		September 29, 2015		September 27, 2016		September 29, 2015
Stock-based compensation (1)
Labor and benefits	$413	0.2%	$424	0.2%	$1,321	0.2%	$986	0.1%
General and administrative	1,061	0.5	988	0.4	3,259	0.4	2,954	0.4
Total stock-based compensation	$1,474	0.7%	$1,412	0.6%	$4,580	0.6%	$3,940	0.5%

Operating Data
Comparable restaurant sales % change	(3.4%)		2.3%		(1.0%)		2.0%
Restaurants opened during period	5		6		12		13
Restaurants open at period-end	182		168		182		168
Restaurant operating weeks	2,320		2,165		6,827		6,285

(1) Percentages represent percent of total revenues.

Reconciliation of Selected GAAP Financial Measures to Non-GAAP Adjusted Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company has included the following non-GAAP adjusted financial measures in this press release or in the webcast to discuss the Company’s financial results for third quarter 2015 which may be accessed via the Company’s website at http://www.bjsrestaurants.com:  (i) non-GAAP adjusted net income and (ii) non-GAAP adjusted diluted net income per share.  Each of these non-GAAP adjusted financial measures is adjusted from results based on GAAP to exclude certain expenses.  As a general matter, the Company uses these non-GAAP adjusted financial measures in addition to and in conjunction with results presented in accordance with GAAP to help analyze the performance of its core business.  The Company believes that such non-GAAP adjusted financial information is used by analysts and others in the investment community to analyze the Company’s results and in formulating estimates of future performance and that failure to report these non-GAAP adjusted measures may result in confusion among analysts and others and a misplaced perception that the Company’s results have underperformed or exceeded expectations.

These non-GAAP adjusted financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.  However, these non-GAAP adjusted financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

For fiscal year 2015, non-GAAP adjusted net income and non-GAAP adjusted diluted net income per share exclude a lease termination gain related to the closure of the Company’s Century City restaurant in January 2016, as a result of the mall renovation.

Reconciliation of Non-GAAP Adjusted Financial Measures
(Unaudited, dollars in thousands except for per share data)

	Third Quarter Ended
	September 27, 2016			September 29, 2015
	$	%	Per Share	$	%	Per Share
Net income & diluted net income per share, as reported	$7,237	3.1%	$0.30	$12,364	5.4%	$0.48
Gain on lease termination	-	-	-	(2,910)	(1.3)	(0.11)
Tax effect – gain on lease termination (1)	-	-	-	765	0.3	0.03
Non-GAAP adjusted net income & diluted net income per share	$7,237	3.1%	$0.30	$10,219	4.5%	$0.39

	Nine Months Ended
	September 27, 2016			September 29, 2015
	$	%	Per Share	$	%	Per Share
Net income & diluted net income per share, as reported	$32,670	4.5%	$1.33	$34,417	5.0%	$1.30
Gain on lease termination	-	-	-	(2,910)	(0.4)	(0.11)
Tax effect – gain on lease termination (1)	-	-	-	765	0.1	0.03
Non-GAAP adjusted net income & diluted net income per share	$32,670	4.5%	$1.33	$32,272	4.7%	$1.22

Per share amounts and percentages reflected above may not reconcile due to rounding.
Percentages represent percent of total revenues.

(1) The tax effect is based on the Company’s annual estimated effective tax rate 26.3% for the third quarter and nine months ended September 29, 2015.

Restaurant Level Operating Margin

The Company uses restaurant level operating margin to help analyze the performance of its core business.  Restaurant level operating margin for the third quarter and nine months ended September 27, 2016 and September 29, 2015, is calculated based on GAAP financial measures as set forth below (unaudited, dollars in thousands):

	Third Quarter Ended				Nine Months Ended
	September 27, 2016		September 29, 2015		September 27, 2016		September 29, 2015
Revenues	$233,702	100.0%	$229,412	100.0%	$727,431	100.0%	$686,494	100.0%
Cost of sales	59,882	25.6	56,198	24.5	183,091	25.2	169,428	24.7
Labor and benefits	82,034	35.1	78,953	34.4	252,793	34.8	237,444	34.6
Occupancy and operating	50,474	21.6	48,960	21.3	149,691	20.6	143,227	20.9
Restaurant level operating margin	$41,312	17.7%	$45,301	19.7%	$141,856	19.5%	$136,395	19.9%

Percentages above represent percent of total revenues and may not reconcile due to rounding.